CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the use of our report dated September 17, 2002 and to all references to our firm included in or made a part of this Post-Effective Amendment No.3 to Lindbergh Funds' Registration Statement on Form N-1A.



/S/ McCurdy & Associates CPA's, Inc.


McCurdy & Associates CPA's, Inc.
Westlake, Ohio
October 28, 2002